Exhibit 99.1
For Immediate Release

Contact:	(News Media) Barbara Ciesemier +1.312.396.7461
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Names Gary Bhojwani President;
Erik Helding Chief Financial Officer

CARMEL, Ind., April 11, 2016 - CNO Financial Group, Inc. (NYSE:CNO) announced today that it has appointed Gary Bhojwani President, effective April 18, 2016, and Erik Helding Executive
Vice President (EVP) and Chief Financial Officer (CFO), effective immediately. Both executives will report directly to CNO Chief Executive Officer Ed Bonach.

Mr. Bhojwani will oversee the profitable growth of CNO’s three business segments: Bankers
Life, Colonial Penn, and Washington National, which also includes Marketing, Communications,
Underwriting and New Business. Chief Business Officer Scott Perry has decided to leave the
Company to pursue other opportunities.

Mr. Helding previously served as Senior Vice President, Treasury and Investor Relations. As
CFO, Mr. Helding will be responsible for the financial operations of the Company, including accounting, controls and reporting, financial planning and analysis, investor relations, treasury, and tax.

Mr. Bonach said: “Gary’s expertise and proven leadership will be invaluable in profitably growing our businesses and supporting the implementation of our strategy. I look forward to working closely with him over the coming years to continue to improve our execution, grow our
Company, and achieve our strategic objectives.”

“Erik is an outstanding executive with significant business experience and a proven track record of successfully leading the financial operations of our evolving businesses,” said Mr. Bonach.
“During his tenure at CNO, Erik has made valuable contributions to our finance functions, and we are confident that his strong leadership, financial acumen, and broad expertise will help us continue to scale our growing businesses and drive shareholder value.”

"We thank Scott Perry for his contributions to CNO over the course of his career here and wish him well in his new endeavors,” concluded Mr. Bonach.

Mr. Bhojwani most recently served as a Member of the Board of Management at Allianz SE,
Chairman of Allianz of America, Allianz Life Insurance Company, and Fireman’s Fund Insurance
Company from 2012 to 2015. From 2007 to 2012, he served as President and CEO of Allianz
Life Insurance Company of North America. He earned a Bachelor of Science degree in actuarial science from the University of Illinois and an MBA with dual concentrations in finance and marketing from the University of Chicago.

Mr. Helding was most recently Senior Vice President of Treasury & Investor Relations and also oversaw the financial operations of the Company on an interim basis. Prior to that, he served as
VP of Enterprise Financial Planning & Analysis. He joined CNO in 2004 as Director of Finance for Bankers Life and Colonial Penn. Prior to joining CNO, Mr. Helding held finance positions with
GE Capital from 1999-2004. He earned a Bachelor’s degree in Finance and an MBA from the
University of Illinois.

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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